Exhibit 99.1

Earnings Release FY19 Q3	Investor Contacts	Media Contact
	Gerry Gould, VP-Investor Relations	Carla Burigatto, VP-Communications
	(781) 356-9402	(781) 348-7263
	gerry.gould@haemonetics.com	carla.burigatto@haemonetics.com

Olga Vlasova, Sr. Mgr.-Investor Relations
(781) 356-9763
olga.vlasova@haemonetics.com

Haemonetics Reports 3rd Quarter and Year-to-Date Fiscal 2019 Results; Raises Cash Flow Guidance and Reaffirms Other Fiscal 2019 Guidance

Braintree, MA, February 5, 2019 - Haemonetics Corporation (NYSE: HAE) reported results for its third quarter and year-to-date ("YTD") fiscal 2019, which ended December 29, 2018:

	3rd Quarter 2019	YTD 2019
Revenue, increase	$247 million, +5.7%	$718 million, +7.1%
Revenue increase, constant currency	+5.9%	+6.7%
Net income per diluted share	$0.35	$0.64
Adjusted net income per diluted share	$0.63	$1.78
Cash flow from operating activities	$58 million	$139 million
Free cash flow before restructuring & turnaround	$37 million	$58 million

Chris Simon, Haemonetics’ CEO, stated: “Our third quarter performance met our expectations and reinforces that our strategy is working. Our Plasma and Hospital launches are propelling us forward while our Complexity Reduction Initiative is improving profitability and freeing up resources needed for investments. We are confident that our value drivers will continue to strengthen Haemonetics’ growth trajectory.”

GAAP RESULTS

Third quarter fiscal 2019 revenue of $247.4 million was up 5.7% and YTD fiscal 2019 revenue of $718.3 million was up 7.1%, compared with the same periods of fiscal 2018. Business unit revenue and revenue growth rates versus prior fiscal year periods were as follows ($ million):

	3rd Quarter 2019		YTD 2019
Plasma	$131.8	+16.6%	$373.1	+15.0%
Hospital	$ 48.4	+3.6%	$145.3	+8.1%
Blood Center	$ 67.2	( 9.5%)	$199.9	( 5.5%)

Gross margin was 44.9% in the third quarter of fiscal 2019, down 270 basis points as compared with the same quarter of the prior year, as $4.8 million of accelerated device depreciation was included in the third quarter of the current fiscal year.

Operating expenses were $82.9 million in the third quarter of fiscal 2019, down $27.4 million or 24.9% when compared with the third quarter of fiscal 2018. Restructuring and turnaround costs of $0.9 million and $31.1 million were included in operating expenses in the third quarters of fiscal 2019 and 2018, respectively. Operating income was $28.3 million, up $27.3 million compared with the third quarter of fiscal 2018, while operating margin was 11.4% compared with 0.4% in the same quarter of fiscal 2018.

The Company reported third quarter fiscal 2019 net income of $18.3 million or $0.35 per diluted share, compared with net loss of $6.5 million or $0.12 loss per share in the prior year’s third quarter.

ADJUSTED RESULTS

On a constant currency basis, revenue for the third quarter of fiscal 2019 was up 5.9% compared with the third quarter of fiscal 2018 and up 6.7% compared with YTD fiscal 2018.
Business unit revenue growth rates, which exclude the impact of currency, compared with the prior fiscal year periods, were as follows:

	3rd Quarter 2019	YTD 2019
Plasma	+16.0%	+14.5%
Hospital	+ 4.5%	+ 7.3%
Blood Center	( 9.2%)	( 5.8%)

Plasma revenue growth in North America was 20.7% in the third quarter and 18.3% YTD of fiscal 2019, including 19.2% and 17.0% growth in disposables, respectively. The Company continued to demonstrate encouraging progress with respect to the rollout of NexSys PCS® devices and NexLynk DMS™ donor management software. Within Hospital, revenue growth in the Hemostasis Management product line was 9.0% in the third quarter and 17.0% YTD, with 11.3% and 17.5% disposables growth in the third quarter and YTD of fiscal 2019, respectively.

Adjusted gross margin in the third quarter of fiscal 2019 was 47.3%, down 30 basis points primarily due to unfavorable currency when compared with the third quarter of the prior year.

Adjusted operating expenses were $74.2 million in the third quarter of fiscal 2019, up $4.5 million or 6.5% when compared with the third quarter of fiscal 2018. The Company continued to realize productivity savings; however, these savings were more than offset by planned investments to accelerate revenue growth, freight cost increases attributable to volume growth and rising freight rates, NexSys PCS rollout costs and equity and other performance-based compensation costs.

Adjusted operating income was $42.7 million in the third quarter of fiscal 2019, up 2.0%, while operating margin was 17.3%, down 60 basis points as compared with the same quarter of fiscal 2018. The adjusted income tax rates of 16% and 18% in the third quarters of fiscal 2019 and 2018, respectively, reflect a discrete benefit associated with U.S. tax reform, higher share vesting and option exercises.

Third quarter fiscal 2019 adjusted net income was $33.4 million, down $0.2 million or 0.6%, and adjusted earnings per share was $0.63, up 1.6% compared with $0.62 in the third quarter of fiscal 2018. In the third quarter of fiscal 2019, there was an unfavorable $0.02 impact on adjusted earnings due to increased interest expense and unfavorable currency partially offset by lower tax rate and lower share count. In the third quarter of fiscal 2018, the Company noted favorable adjusted earnings per share impacts attributed to a lower tax rate and favorable currency, partly offset by dilution due to increased share count.

BALANCE SHEET AND CASH FLOW

Cash on hand at December 29, 2018 was $154.9 million, a decrease of $25.3 million compared to the prior year-end. YTD fiscal 2019 free cash flow was $57.5 million before restructuring and turnaround funding, down 49.3% compared with the same period of the prior year, principally due to increased capital expenditures.

SHARE REPURCHASE PROGRAM

During the third quarter of fiscal 2019, the Company completed its previously announced $260 million share repurchase program, having repurchased a total of 3.0 million shares at an average price of $87 per share. This share repurchase program partially offset the dilutive impact of historical and recent employee equity grants.

RESTRUCTURING AND TURNAROUND EXPENSES, ASSET IMPAIRMENTS, DEAL AMORTIZATION, ACCELERATED DEPRECIATION AND GAIN ON DIVESTITURE

The Company incurred accelerated depreciation of $4.8 million in the third quarter and $13.2 million in YTD fiscal 2019 related to PCS2 devices in the Plasma business; accelerated depreciation will continue throughout the NexSys PCS rollout. The Company also incurred $21.2 million of first-quarter asset impairments in fiscal 2019. The impairments were mostly related to the write-off of a non-strategic production line in the Blood Center business.

The Company incurred restructuring and turnaround expenses of $1.8 million in the third quarter of fiscal 2019 and $31.3 million in the third quarter of fiscal 2018. In YTD fiscal 2019, the Company incurred $7.2 million of restructuring and turnaround expenses and $2.3 million of legal charges, and in the same period of fiscal 2018, $39.6 million of restructuring and turnaround expenses and $3.0 million of legal charges.

These impairments, accelerated depreciation, expenses and charges were excluded from the computation of adjusted earnings, as were deal amortization expenses of $6.1 million and $6.5 million in the third quarters of fiscal 2019 and 2018, respectively, and $18.7 million and $19.5 million in the YTD fiscal 2019 and 2018, respectively. Also excluded from YTD fiscal 2018 adjusted earnings was a gain of $8.0 million realized upon divestiture of the Company’s SEBRA line of benchtop and hand held sealers.

GUIDANCE

The Company is raising its cash flow guidance and otherwise reaffirming its previous fiscal 2019 guidance as follows:

($ Millions, except per Share Data)

FY19 - Guidance
As Of Feb. 5, 2019
Plasma Revenue	14-16%
Hospital Revenue	6-9%
Blood Center Revenue	(3-6%)

Total Revenue	6-8%

Operating Margin (GAAP)	7-9% of Revenue
Adjusted Operating Margin	16-18% of Revenue

Earnings per Diluted Share (EPS) (GAAP)	$0.85 - $0.95
Adjusted Earnings per Diluted Share (Adj'd EPS)	$2.25 - $2.35

Cash Flow From Operating Activities (GAAP)	$160 - $185
Free Cash Flow, Before Restructuring & Turnaround Expenses	$65 - $75

Total and business unit revenue growth guidance is on a constant currency basis. Plasma revenue guidance includes 17-19% growth in North America and high-teens percentage revenue growth rate in Hemostasis Management.

The Company’s prior guidance for Cash Flow from Operating Activities and Free Cash Flow, Before Restructuring & Turnaround Expenses issued as of November 6, 2018 was $150-$175 million and $25-$50 million, respectively.

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss third quarter and YTD fiscal 2019 results on Tuesday, February 5, 2019 at 8:00am Eastern Time. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 4381128. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/m6/p/hwhyr95b

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9NDE1NTYwfENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636843649531731198

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers to help improve patient care and reduce the cost of healthcare. The Company’s technology addresses important medical markets including commercial plasma collection, hospital-based diagnostics, blood and blood component collection and devices and software products. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, and plans or objectives related to the Complexity Reduction Initiative, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our ability to implement the Complexity Reduction Initiative as planned, on the anticipated timeline and at the anticipated cost, our ability to realize the estimated savings from the Complexity Reduction Initiative, technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, and the effect of industry consolidation as seen in the plasma market.  These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets, and forecast future results. These non‐GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP.

In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations. When used in this release, constant currency measures the change in revenue using a constant currency conversion rate. Adjusted operating expenses, operating income, net income and earnings per share exclude restructuring and turnaround and deal amortization expenses, asset impairments, accelerated depreciation and legal charges. Adjusted net income and earnings per share also exclude gains and losses on asset dispositions. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment.

Reconciliations of these measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income (Loss) for the Third Quarter of FY19 and FY18
(Data in thousands, except per share data)

	12/29/2018	12/30/2017	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$247,356	$234,043	5.7%
Gross profit	111,175	111,295	(0.1)%

R&D	8,978	12,427	(27.8)%
S,G&A	73,877	97,855	(24.5)%
Operating expenses	82,855	110,282	(24.9)%

Operating income	28,320	1,013	n/m

Interest and other expense, net	(2,858)	(806)	n/m
Income before taxes	25,462	207	n/m

Tax expense	7,185	6,754	6.4%

Net income (loss)	$18,277	$(6,547)	n/m

Net income (loss) per common share assuming dilution	$0.35	$(0.12)	n/m

Weighted average number of shares:
Basic	51,401	53,090
Diluted	52,822	53,090

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	44.9%	47.6%	(2.7)%
R&D	3.6%	5.3%	(1.7)%
S,G&A	29.9%	41.8%	(11.9)%
Operating income	11.4%	0.4%	11.0%
Income before taxes	10.3%	0.1%	10.2%
Net income (loss)	7.4%	(2.8)%	10.2%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for Year-to-Date FY19 and FY18
(Data in thousands, except per share data)

	12/29/2018	12/30/2017	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	718,284	670,371	7.1%
Gross profit	306,326	307,522	(0.4)%

R&D	26,967	28,141	(4.2)%
S,G&A	219,670	237,499	(7.5)%
Operating expenses	246,637	265,640	(7.2)%

Operating income	59,689	41,882	42.5%

Gain on divestiture	—	8,000	(100.0)%
Interest and other expense, net	(7,875)	(3,562)	n/m
Income before taxes	51,814	46,320	11.9%

Tax expense	17,630	12,628	39.6%

Net income	$34,184	$33,692	1.5%

Net income per common share assuming dilution	$0.64	$0.63	1.6%

Weighted average number of shares:
Basic	51,708	52,717
Diluted	53,184	53,285

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	42.6%	45.9%	(3.3)%
R&D	3.8%	4.2%	(0.4)%
S,G&A	30.6%	35.4%	(4.8)%
Operating income	8.3%	6.2%	2.1%
Income before taxes	7.2%	6.9%	0.3%
Net income	4.8%	5.0%	(0.2)%

Revenue Analysis for the Third Quarter of FY19 and FY18
(Data in thousands)

	Three Months Ended
	12/29/2018	12/30/2017	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$157,457	$140,840	11.8%	—%	11.8%
International	89,899	93,203	(3.5)%	(0.6)%	(2.9)%
Net revenues	$247,356	$234,043	5.7%	(0.2)%	5.9%

Revenues by business unit
Plasma	$131,823	$113,098	16.6%	0.6%	16.0%
Blood Center	67,155	74,227	(9.5)%	(0.3)%	(9.2)%
Hospital(2)	48,378	46,718	3.6%	(0.9)%	4.5%
Net revenues	$247,356	$234,043	5.7%	(0.2)%	5.9%
(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $21.3 million and $19.9 million for the three months ended December 29, 2018 and December 30, 2017, respectively. Hemostasis Management revenue increased 7.3% in the third quarter of fiscal 2019 as compared with the same period of fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 9.0% in the third quarter of fiscal 2019 as compared with the same period of fiscal 2018.

Revenue Analysis for the Year-to-Date FY19 and FY18
(Data in thousands)

	Nine Months Ended
	12/29/2018	12/30/2017	Reported growth	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$452,523	$410,671	10.2%	—%	10.2%
International	265,761	259,700	2.3%	0.9%	1.4%
Net revenues	$718,284	$670,371	7.1%	0.4%	6.7%

Revenues by business unit
Plasma	$373,078	$324,376	15.0%	0.5%	14.5%
Blood Center	199,881	211,502	(5.5)%	0.3%	(5.8)%
Hospital(2)	145,325	134,493	8.1%	0.8%	7.3%
Net revenues	$718,284	$670,371	7.1%	0.4%	6.7%
(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained in this release.

(2) Hospital revenue includes both Cell Processing and Hemostasis Management revenue. Hemostasis Management revenue was $65.4 million and $55.6 million for the nine months ended December 29, 2018 and December 30, 2017, respectively. Hemostasis Management revenue increased 17.6% in the first nine months of fiscal 2019 as compared with the same period of fiscal 2018. Without the effect of foreign exchange, Hemostasis Management revenue increased 17.0% in the first nine months of fiscal 2019 as compared with the same period of fiscal 2018.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	12/29/2018	3/31/2018
	(unaudited)
Assets
Cash and cash equivalents	$154,871	$180,169
Accounts receivable, net	167,641	151,226
Inventories, net	168,936	160,799
Other current assets	24,449	28,983
Total current assets	515,897	521,177
Property, plant & equipment, net	351,108	332,156
Intangible assets, net	134,724	156,589
Goodwill	210,723	211,395
Other assets	15,185	16,022
Total assets	$1,227,637	$1,237,339

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$17,199	$194,259
Other current liabilities	194,083	190,444
Total current liabilities	211,282	384,703
Long-term debt	326,618	59,423
Other long-term liabilities	46,608	40,784
Stockholders' equity	643,129	752,429
Total liabilities & stockholders' equity	$1,227,637	$1,237,339

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Nine Months Ended
	12/29/2018	12/30/2017
	(unaudited)
Cash Flows from Operating Activities:
Net income	$34,184	$33,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,637	66,267
Impairment of assets	21,170	218
Stock-based compensation expense	12,743	7,360
Gain on divestiture	—	(8,000)
Provision for losses on accounts receivable and inventory	3,220	514
Change in other non-cash operating activities	1,038	398
Change in accounts receivable, net	(19,752)	8,204
Change in inventories, net	(11,624)	17,460
Change in other working capital	18,027	36,610
Net cash provided by operating activities	138,643	162,723
Cash Flows from Investing Activities:
Capital expenditures	(105,245)	(55,696)
Proceeds from divestiture	—	9,000
Proceeds from sale of property, plant and equipment	2,314	1,627
Net cash used in investing activities	(102,931)	(45,069)
Cash Flows from Financing Activities:
Borrowings, net of repayments	89,677	(44,475)
Share repurchases	(160,000)	—
Proceeds from employee stock programs	12,700	36,485
Net cash provided used in financing activities	(57,623)	(7,990)
Effect of exchange rates on cash and cash equivalents	(3,387)	2,363
Net Change in Cash and Cash Equivalents	(25,298)	112,027
Cash and Cash Equivalents at Beginning of the Period	180,169	139,564
Cash and Cash Equivalents at End of Period	$154,871	$251,591

Free Cash Flow Reconciliation:
Cash provided by operating activities	$138,643	$162,723
Capital expenditures, net of proceeds from sale of property, plant and equipment	(102,931)	(54,069)
Free cash flow after restructuring and turnaround costs	35,712	108,654
Restructuring and turnaround costs	27,528	13,253
Tax benefit on restructuring and turnaround costs	(5,734)	(8,549)
Free cash flow before restructuring and turnaround costs	$57,506	$113,358

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring, turnaround and other costs from our GAAP expenses. Our restructuring and turnaround costs for the periods reported are principally related to employee severance and retention, program management costs associated with the implementation of outsourcing initiatives and recent accounting standards and other costs associated with the fiscal 2018 Complexity Reduction Initiative launched on November 1, 2017.
In addition to restructuring and turnaround costs, we are reporting non-GAAP earnings before deal amortization, asset impairments, accelerated depreciation, legal charges and gain on divestiture.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Adjusted Measures for the Third Quarter of FY19 and FY18
(Data in thousands except per share data)
	Three Months Ended
	12/29/2018	12/30/2017
	(unaudited)
GAAP gross profit	$111,175	$111,295
Accelerated depreciation	4,822	—
Restructuring and turnaround costs	894	212
Adjusted gross profit	$116,891	$111,507

GAAP operating expenses	$82,855	$110,282
Restructuring and turnaround costs	(897)	(31,086)
Deal amortization	(6,131)	(6,506)
Legal charges (1)	(1,614)	(3,011)
Adjusted operating expenses	$74,213	$69,679

GAAP operating income	$28,320	$1,013
Accelerated depreciation	4,822	—
Restructuring and turnaround costs	1,791	31,298
Deal amortization	6,131	6,506
Legal charges (1)	1,614	3,011
Adjusted operating income	$42,678	$41,828

GAAP net income (loss)	18,277	(6,547)
Accelerated depreciation	4,822	—
Restructuring and turnaround costs	1,754	31,298
Deal amortization	6,131	6,506
Legal charges (1)	1,614	3,011
Tax impact associated with adjustments	829	(630)
Adjusted net income	$33,427	$33,638

GAAP net income (loss) per common share assuming dilution	$0.35	$(0.12)
Adjusted items after tax per common share assuming dilution	0.28	0.74
Adjusted net income per common share assuming dilution	$0.63	$0.62
(1) Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.

Reconciliation of Adjusted Measures for Year-to-Date FY19 and FY18
(Data in thousands except per share data)
	Nine Months Ended
	12/29/2018	12/30/2017
	(unaudited)
GAAP gross profit	$306,326	$307,522
Impairment of assets	21,170	—
Accelerated depreciation	13,203	—
Restructuring and turnaround costs	984	478
Adjusted gross profit	$341,683	$308,000

GAAP operating expenses	$246,637	$265,640
Restructuring and turnaround costs	(6,274)	(39,090)
Deal amortization	(18,667)	(19,501)
Legal charges (1)	(2,289)	(3,011)
Adjusted operating expenses	$219,407	$204,038

GAAP operating income	$59,689	$41,882
Impairment of assets	21,170	—
Accelerated depreciation	13,203	—
Restructuring and turnaround costs	7,258	39,568
Deal amortization	18,667	19,501
Legal charges (1)	2,289	3,011
Adjusted operating income	$122,276	$103,962

GAAP net income	$34,184	$33,692
Impairment of assets	21,170	—
Accelerated depreciation	13,203	—
Restructuring and turnaround costs	7,221	39,568
Deal amortization	18,667	19,501
Legal charges (1)	2,289	3,011
Gain on divestiture	—	(8,000)
Tax impact associated with adjustments	(1,926)	(10,996)
Adjusted net income	$94,808	$76,776

GAAP net income per common share assuming dilution	$0.64	$0.63
Adjusted items after tax per common share assuming dilution	1.14	0.81
Adjusted net income per common share assuming dilution	$1.78	$1.44
(1) Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.